Exhibit 1



                                   28/02/2003

                      COMPANHIA BRASILEIRA DE DISTRIBUICAO

                                     BY-LAWS

                                   CHAPTER I

                     NAME, HEAD OFFICE, PURPOSE AND DURATION

ARTICLE 1 - COMPANHIA BRASILEIRA DE DISTRIBUICAO is a Stock Corporation with head offices and legal registration at Av. Brigadeiro Luiz Antonio, No. 3142, in the City of Sao Paulo, Federative Republic of Brazil, hereinafter governed by these By-laws, by Law 6.404 of December 15, 1976 and other applicable legal provisions.

ARTICLE 2 - The corporate purpose of the Company is the sale of manufactured, semi-manufactured or raw products, both Brazilian and foreign, of any type or species, nature or quality, provided that such products are not prohibited by law.

Paragraph 1 - The Company may also engage in the following activities:

(a) manufacture, processing, exportation, importation and representation of products either on its own or for third parties;

(b)      international trade, including that involving coffee;

(c) importation, distribution and sale of cosmetic products for hygienic or make-up purposes, toiletries, sanitary and related products and food supplements;

(d) sale of drugs and medicines, pharmaceutical and homeopathic specialties, chemical products, accessories, dental care equipment, tools and equipment for surgery, production of chemical products and pharmaceutical specialties, with the possibility that such activities of the Company are specialized as Drugstore, Allopathic Drugstore, Homeopathic Drugstore or Manipulation Drugstore of each specialty;

(e) sale of oil products, filling up of fuels of any kind, rendering of technical assistance services, garage, repair, washing, lubrication, sale of accessories and other similar services, of any vehicles;

(f)      rental of VCR tapes;

(g)      performance of photo, film and similar studio services;

(h) execution and administration of real estate transactions, purchasing, promoting subdivisions and incorporations, leasing and selling real estate properties on the Company's own behalf as well as for third parties;

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(i)      acting as distributor, agent and representative of merchants and industrial concerns established in Brazil or abroad and, in such capacity, for consignors or on its own behalf acquiring, retaining, possessing and carrying out any operations and transactions in its own interests or on behalf of such consignors;

(j)      data processing services;

(k) building and construction services of all kinds, either on its own behalf or for third parties, purchase and sale of construction materials and installation and maintenance of air conditioning systems, cargo loaders and freight elevators;

(l)      utilization of sanitary products and related products;

(m) highway transportation of general freight for its own products, including warehousing and storage services;

(n) general advertising, including for other connected fields, being duly observed any legal restrictions;

(o) purchase, sale and distribution of books, magazines, newspapers, periodicals and similar products;

(p)      performance of studies, analysis, planing and markets research;

(q) performance of market test for the launching of new products, packing and labels;

(r) creation of strategies and analysis of "comportamento setorial de vendas", of special promotions and advertising;

(s) representation of other companies, both Brazilian and foreign, and participation in other companies irrespective of the form or object of same.

Paragraph 2 - The Company may provide guarantees or collateral for business transactions of its interest, although it must not do so merely as a favor.

ARTICLE 3 - The Company's term of duration shall be indefinite.

                                   CHAPTER II

                            CAPITAL STOCK AND SHARES

ARTICLE 4 - The Capital Stock of the Company is R$ 2.749.774.307,01 (two billion, seven hundred and forty nine million, seven hundred and seventy four thousand, three hundred and seven reais and one cent), fully paid in and divided into 113.186.139.433 (one hundred and thirteen billion, one hundred and eighty six million, one hundred and thirty nine thousand, four hundred and thirty three) shares without par value, 63,470,811,399 (sixty three billion, four hundred and seventy million, eight hundred and eleven thousand, three hundred and ninety nine) of these being shares of common stock and 49.715.328.034 (forty nine billion, seven hundred and fifteen million, three hundred and twenty eight thousand and thirty four) being shares of preferred stock.

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Paragraph 1 - The shares of capital stock are indivisible in relation to the
Company and each share of common stock entitles its owner to one vote at General Shareholders Meetings.

Paragraph 2 - The shares shall be recorded in books and maintained in deposit accounts in the name of their owners at an authorized financial institution as designated by the Company, without issuance of share certificate.

Paragraph 3 - The shareholders may convert their shares of common stock into shares of preferred stock at any time, provided that they are paid in and the limit provided by Article 5 below is duly observed. Requests for conversion shall be addressed in writing to Management. Conversion requests received and accepted by the Management are to be subsequently ratified at the next meeting of the Board of Directors to be held.

Paragraph 4 - The cost to transfer the ownership of the book-entry shares charged by the depositary financial institution may be passed on to the shareholder, pursuant to Paragraph 3 of Article 35 of Law No. 6404/76, provided that the maximum limits fixed by the Brazilian Securities Exchange Commission ("Comissao de Valores Mobiliarios") are duly observed.

ARTICLE 5 - The Company is entitled to issue shares without maintaining proportional ratios with the types and/or classes of shares already issued, provided that the number of preferred shares does not exceed the limit of 2/3 (two thirds) of the total shares issued.

Paragraph 1 - The preferred shares shall entail the following advantages and preferences:

(a) priority in reimbursement of capital, the amount of which shall be calculated by dividing the Capital Stock by the number of shares in circulation, without premium, in the event of liquidation of the Company;

(b) priority in receiving a minimum annual dividend in the amount of R$ 0,15 (fifteen cents) per batch of 1,000 (one thousand) preferred shares, on a non-cumulative basis;

(c) participation on equal terms with shares of common stock in reimbursement of the dividend established in Article 45, IV, item "c" of these By-Laws, after the common shares are assured the dividend equal to that established in item "b" above, as well as in the distribution of bonus shares resulting from capitalization of reserves or retained earnings;

Paragraph 2 - Notwithstanding the provisions of Paragraph 1 above, upon the first issuance of new preferred shares by the Company which occurs after the date of approval of these By-laws, all preferred shares of the Company, including the currently existing preferred shares and newly issued preferred shares, shall entail the following preferences and privileges:

(a) priority in reimbursement of capital, the amount of which shall be calculated by dividing the Capital Stock by the number of shares in circulation, without premium, in the event of liquidation of the Company;

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(b)      priority in receiving a minimum annual dividend in the amount of R$
         0,15 (fifteen cents) per batch of 1,000 (one thousand) preferred shares, on a non-cumulative basis;

(c) participation on equal terms with shares of common stock in the distribution of bonus shares resulting from capitalization of reserves or retained earnings;

(d) participation in the dividend provided for in Article 45, IV, item "c" of these By-Laws, which shall be distributed for the common and preferred shares so that each preferred share shall receive a dividend 10% higher than the dividend of each common share, pursuant to the provisions of Article 17, paragraph 1, of Law No. 6.404/76, as amended by Law No. 10.303/01, including, for purposes of such calculation, in the sum of the total amount of dividends paid to the preferred shares, the amount paid as minimum dividend in the terms of item "b" of this Paragraph 2.

Paragraph 3 - The preferred shares shall not entail the right to vote at General Shareholders Meetings.

Paragraph 4 - The preferred shares shall acquire the right to vote in the event that the minimum dividend to which they are entitled according to these By-laws is not paid for a period of 3 (three) consecutive years, according to the provisions of Paragraph 1 of Article 111 of Law No. 6404/76, which voting right will cease upon the payment of such minimum dividend.

ARTICLE 6 - The Company is authorized to increase the Capital Stock by decision of the Board of Directors and regardless of amendment to this Corporate Charter, up to the limit of 150.000.000.000 (one hundred and fifty billion) shares, through issuance of as many as 16.076.944.466 (sixteen billion, seventy six million, nine hundred and forty four thousand, four hundred and sixty six) new common shares and 20.736.916.101 (twenty billion, seven hundred and thirty six million, nine hundred and sixteen thousand one hundred and one) new preferred shares.

Paragraph 1 - The limit of the Company's authorized capital may only be modified by decision of a General Shareholders Meeting.

Paragraph 2 - Within the limit of the authorized capital and in accordance with the plan approved by the General Shareholders Meeting, the Company may grant stock options to its administrators or employees, or to individuals providing services for it.

ARTICLE 7 - The issuance of shares, subscription bonuses or stock-convertible debentures may be approved by the Board of Directors, with the exclusion or reduction of the term for the exercise of preference rights, as provided in
Article 172 of Law No. 6404/76.

Sole Paragraph - Except for the provision set out in the heading of this article, the shareholders shall have preference, in proportion to their respective equity interests, to subscribe for the Company's capital increases, with the exercise of such right being governed by the legislation applicable thereto.

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                                  CHAPTER III

                          GENERAL SHAREHOLDERS MEETING

ARTICLE 8 - Shareholders may participate at General Meetings either in person or through proxy representatives appointed in the manner provided by law, in order to decide on matters of interest to the Company.

ARTICLE 9 - The General Shareholders Meeting shall be convoked, called to order and presided over by the Honorable Chairman of the Board of Directors, or in the latter's absence, by the Chief Executive Officer, and shall have the following powers and duties:

I - Defining the Company's directives and overall objectives;

II - Amending this Corporate Charter;

III - Appointing or removing the members of the Company's Board of Directors at any time;

IV - Appointing the Chairman of the Company's Board of Directors;

V - Receiving the accounts from the administrators annually and deciding on the financial statements submitted by same;

VI - Authorizing the issue of debentures;

VII - Deciding on the appraisal of assets which shareholders may wish to contribute to purchase of their shares of the Capital Stock;

VIII - Deciding on the transformation, merger, incorporation and spin-off, split-up, amalgamation (upstream merger) of the Company with or by any other company of whatever type, as well as dissolution or liquidation thereof, appointing and replacing liquidators and deciding on the accounts submitted by same;

IX - Defining the annual total remuneration of the members of Management;

X - Adopting or amending the annual investment program;

XI - Deciding on the ratification in 15 days counting from the date of the execution of the respective agreement of any acquisition, sale or encumbrance of business or fixed assets, whether singly or in the aggregate in a single year, in amounts exceeding (i) 5% (five per cent) of the Company's net worth or (ii) in the aggregate value of US$ 100,000,000 (one hundred million United States dollars), whichever is lower;

XII - Executing or amending any agreement or contract, directly or indirectly, between the Company and/or its Affiliates and any of the controlling shareholders or their relatives or any of their Parent Companies or Affiliates, except for inter-company loans which should be contracted at arms length;

XIII - Deciding in relation to bankruptcy or "concordata";

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XIV - Deciding on any cancellation of the listing of Company's shares for trading on stock exchanges or filing for new listings; and

XV - Deciding on any changes in the Company's dividend distribution policy.

ARTICLE 10 - Any decision of the General Shareholders Meeting shall require the approval of shareholders representing at least the absolute majority of those present and entitled to vote, except in the cases covered by law that require a qualified quorum for approval.

ARTICLE 11 - The Annual General Shareholders Meeting shall have the powers and duties attributed to it by law and shall be held within the first four months subsequent to the closing of the corporate year.

Sole Paragraph - Whenever necessary, the General Shareholders Meeting may be called to order on an extraordinary basis, including at the same time as the Annual General Meeting is held.

                                   CHAPTER IV

                                   MANAGEMENT

ARTICLE 12 - Management of the Company shall be the responsibility of the Board of Directors and the Executive Officers Committee.

Paragraph 1 - The term of office of the members of the Board of Directors is 3 (three) years, re-election being permitted.

Paragraph 2 - The Members of the Board of Directors and Executive Officers Committee shall take office by signing their oaths in the Book of Minutes of the Board of Directors or Executive Officers Committee, as the case may be.

Paragraph 3 - The term of office of the Board Members and Officers shall extend until such time as their respective successors take office.

Paragraph 4 - Minutes of the meetings of the Board of Directors and Executive Officers Committee shall be drawn up in appropriate record books, which shall be signed by the Board Members and Officers present, as the case may be.

                                    Section I

                               Board of Directors

ARTICLE 13 - The Board of Directors shall be made up of at least 3 (three) and no more than 18 (eighteen) members, all of whom must be Company shareholders and shall be appointed and removed by the General Shareholders Meeting.

Sole Paragraph - With due observance to the provisions contained in Article 14, in the event of temporary vacancy of the office as a Board member, the other members of the Board of Directors shall appoint one of its members to replace the temporarily vacant member, who shall vote on his behalf and on behalf of the Board member he temporarily

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substituted. In the event of permanent vacancy, the Chairman of the Board of
Directors shall call a General Shareholders Meeting within 15 (fifteen) days in order to appoint a replacement member.

ARTICLE 14 - The Board of Directors shall have a Chairman appointed by the General Shareholders Meeting.

Paragraph 1 - The Board of Directors shall also have, as Honorable Chairman, the Company's founding shareholder, Mr. Valentim dos Santos Diniz, whose mandate term shall be of 3 (three) years, with possibility of reelection, being his position for life. The attributions of the Honorable Chairman shall be established by the Chairman of the Board of Directors.

Paragraph 2 - In the event of temporary or permanent vacancy of the Chairman of the Board of Directors, he shall be substituted by the Coordinator of the Financing Committee and, in his absence, by the Coordinator of the Development and Marketing Committee.

ARTICLE 15 - The Board of Directors shall normally meet every 60 (sixty) days, and extraordinarily at any time when called by the Chairman, or by at least half of the members holding office at such time.

Paragraph 1 - Summons for the meetings of the Board of Directors shall be made in writing, either by telex, fax simile or letter, at least 2 (two) days in advance and shall indicate time, place as well as the issues to be discussed at such meeting. These meetings shall be held without prior summons if the entirety of Board Members in office at such time is present, or whenever any Board Members not present have given their prior written consent thereto.

Paragraph 2 - The minimum quorum required for calling the meetings of the Board of Directors is at least 1/3 (one third) of its members holding office at such time.

Paragraph 3 - The Chairman of the Board of Directors may invite the members of the Advisory Committee or of the Executive, Finance or Development and Marketing Committees as guests at the meetings held by the Board of Directors, and they shall have the right to express their opinions and take part in the debates, however without being entitled to any kind of vote whatsoever.

ARTICLE 16 - The Board of Directors meetings shall be presided over by the Chairman, or in its latter's absence, by any member appointed by him. Should there be no appointment, the provisions of ss.2 of Article 14 of these by-laws shall be applied.

Sole Paragraph - Any decision of the Board of Directors shall be require the approval of at least the absolute majority of those present. In the event of a tie, the Chairman of Board is empowered to cast the tie-breaking vote. The members of the Board of Directors may, extraordinarily and with juste cause, manifest their votes in writing, via fax.

ARTICLE 17 - The Board of Directors shall have an Executive Secretary, appointed by majority of the Board Members, whose duties shall be established at the meeting at which he is appointed.

ARTICLE 18 - The powers and duties of the Board of Directors shall be as follows:

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(a)      Establishing the general guideline for the Company's business;

(b)      Appointing and removing the Executive Officers of the Company;

(c) Overseeing the Executive Officers' management of the Company, examining the Company's records and books at any time it so chooses and requesting information on contracts signed or in the process of being signed, as well as any other acts;

(d)      Calling the General Shareholders Meeting;

(e) Expressing its opinion on the Management Report and the financial statements;

(f) Deciding on the issuance of shares of any type or class up to the limit permitted by authorized capital and establishing the respective price and subscription terms;

(g)      Appointing and dismissing the independent accountants;

(h) Issuing an opinion on any and all proposals made by the Executive Officers Committee to the General Shareholders Meetings;

(i) Authorizing purchase of Company's shares for purposes of canceling shares or having them retained as Treasury shares;

(j) Setting up a committee of the members holding at such time as required to determine the division of the overall compensation of the Members of the Board established by the General Shareholders Meeting, including the compensation of the members of the Executive, Finance and Development and Marketing Committees, as the case may be, which may be calculated in addition to the compensation to which they are entitled as members of the Board of Directors;

(k) Preparing, jointly with the Executive Officers Committee, and approving a profit sharing and additional benefits program for Board members and company employees (Profit Sharing Program);

(l) Defining the share of Company's profits to be allocated to the Profit Sharing Program in due compliance with the applicable legal provisions, these By-laws and the Profit Sharing Program in effect at such time. The amounts expensed or accrued in each company year by way of profit sharing in addition to granting option to purchase Company stock shall be limited to maximum 15% (fifteen per cent) of the profit recorded in each year after the pertinent deductions have been effected in accordance with Article 189 of Law No. 6404/76;

(m) Establishing the number of shares to be issued under the stock option plan previously approved by the General Shareholders Meeting, provided that item "l" above is duly observed.

(n) Deciding on the issuance of non-convertible simple debentures without guarantee;

(o)      Set up Committees, in accordance with the provisions of these By-laws;

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(p)      Previously authorizing or ratifying the sale or encumbrance of any
         Company's real estate property, in one single transaction or a series of inter-related transactions, in an amount exceeding R$ 10.000.000,00 (ten million reais), which amount shall be adjusted annually by the IGP-M (General Market Price Index) published by Fundacao Getulio Vargas.

ARTICLE 19 - The Company shall have one Executive Committee, one Finance Committee and one Development and Marketing Committee, which purpose is to assist in the interaction and cooperation between the Executive Officers Committee and the Board of Directors. The Board of Directors may constitute other Committees, other than the ones above mentioned.

Paragraph 1 - Each Committee shall be composed of at least 4 (four) and no more than 7 (seven) members appointed by the Board of Directors, as indicated by the Chairman of the Board of Directors. The Chairman of the Board of Directors shall appoint a coordinator for each Committee, who shall be members of the Board of Directors. The term of office of the members of each Committee is 3 (three) years, with re-election being permitted.

Paragraph 2 - In the event of vacancy of a member of any Committee, the respective replacement member shall be appointed to this office by the Chairman of the Board of Directors in 5 (five) days. There shall be no prohibition on the appointment of a member to more than one Committee in the same term of office.

Paragraph 3 - The Executive Committee shall meet every 30 (thirty) days, in the Company's head office and shall have the following powers and duties:

(a) Preparing, jointly with the Executive Officers Committee, the annual/pluriannual budget and its revisions and submitting proposal for approval by the Board of Directors;

(b) Preparing, jointly with the Executive Officers Committee, the annual Investment Plan and submitting proposal for approval by the Board of Directors;

(c) Submitting to the Board of Directors proposal regarding the global annual compensation of the members of Management to be approved by the General Shareholders Meeting;

(d) Submitting for approval by the Board of Directors proposal of any new stock option plan or amendment to any existing stock option plan;

(e) Accompanying, jointly with the Executive Officers Committee, the achievement of targets and revenues;

(f) Accompanying, jointly with the Executive Officers Committee, the preparation of the Company's balance sheets and financial statements.

Paragraph 4 - The Finance Committee shall meet every 15 (fifteen) days, in the Company's head office and shall have the following powers and duties:

(a) Revising, jointly with the Executive Officers Committee, the cash flow and capital structure of the Company;

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(b)      Accompanying and controlling the implementation and accomplishment of the annual Investment Plan; and

(c) Accompanying the average cost of the capital structure and suggestion of capital structure modifications whenever necessary.

Paragraph 5 - The Development and Marketing Committee shall meet every 60 (sixty) days, in the Company's head office and shall have the following powers and duties:

(a) Analyzing, jointly with the Executive Officers Committee, the Company's marketing policy;

(b) Creating, preparing and implementing, jointly with the Executive Officers Committee, Company's marketing plans; and

(c) Creating and proposing new goals to the Executive Officers Committee related to the institutional Marketing of the Company.

Paragraph 6 - The meetings of each Committee shall be called by at least half of the members holding office at such time and the proposals to be submitted to the Board of Directors shall be approved by the majority of those present.

                                   Section II

                          Executive Officers Committee

ARTICLE 20 - The Executive Officers Committee shall be made up of at least 2
(two) and no more than 12 (twelve) members, who may or may not be shareholders but must be Brazilian residents and shall be appointed by the Board of Directors.

ARTICLE 21 - The members of the Executive Officers Committee shall be appointed as President & Chief Executive Officer (CEO), Hypermarket Stores Director, Supermarket Stores Director, Commercial Director, Supply-Chain Director, Managing Director, Financing and Controlling Director, Investments and Construction Director, Human Resources Director and Financial Market Director, and the remaining Executive Officers shall not be appointed to any specific office but shall be in charge of the functions listed in these By-Laws and shall maintain mutual corporation and assist each other in the performance of their duties and functions.

Sole Paragraph - In the event of vacancy, absence, leave, impediment or temporary or permanent removal from their office, the Executive Officers shall substitute each other in the following manner:

(a) in the event of temporary vacancy of the President & CEO, he shall appoint his replacement and, in the event of permanent vacancy, the Board of Directors shall appoint a replacement within 30 (thirty) days, who shall finish the President's term of office;

(b) in the event of temporary vacancy, the other Executive Officers shall be replaced by the President & CEO and, in the event of permanent vacancy, the Board of Directors

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         shall appoint an alternate within 15 (fifteen) days, who shall finish the respective Officer's term of office;

ARTICLE 22 - The Executive Officers Committee shall meet whenever called by the President & CEO or when called by at least half of the entire Executive Officers Committee holding office at such time.

Sole Paragraph - The minimum quorum required for calling the meeting is at least 1/3 (one third) of the Officers holding office at such time and any decision of the Executive Officers Committee shall require the approval of at least the majority of those present. In the event of a tie, the President of the Executive Officers Committee shall be empowered to cast the tie-breaking vote.

ARTICLE 23 - In addition to those duties and responsibilities that the General Shareholders Meeting and the Board of Directors may entrust to the Executive Officers Committee, the latter shall, without prejudice of its other legal powers and duties, have the following responsibilities:

I - Managing Company business and ensuring compliance with these By-laws;

II - Ensuring the corporate purpose is carried out;

III - Approving all plans, programs and basic rules related to the operation, management and control that foster the development of the Company, in accordance with the guidelines provided by the Board of Directors;

IV - Preparing and submitting to the General Shareholders Meeting report of the corporate business activities, attaching the Company Balance Sheet and Financial Statements legally required for each company year, in addition to the respective opinions by the Audit Committee, as the case may be;

V - Managing all Company's activities under the guidelines issued by the Board of Directors and adapted to the fulfillment of their purpose;

VI - Submitting investment plans and programs, prepared jointly with the Executive Committee, to the Board of Directors;

VII - Authorizing the opening and closing of branches, agencies and depots and/or appointing attorneys-in-fact, offices and representations in any location in Brazil or overseas;

VIII - Expressing its opinion on the issues for which the Board of Directors may require specific appreciation;

IX - Developing and carrying out the Employee Profit Sharing Program jointly with the Board of Directors;

ARTICLE 24 - It is the responsibility of the President & CEO to:

(a) Plan, coordinate, conduct and manage all Company business, as well as perform all executive and decision-making functions;

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(b)      Carry out the overall supervision of all Company activities as well as coordinating and providing orientation of the activities of other Executive Officers;

(c)      Call and preside over the meetings of the Executive Officers Committee.

(d) Coordinate and conduct the process of approval of the annual/pluriannual Budget and of the Investment and Expansion Plan together with the Board of Directors.

ARTICLE 25 - It is the responsibility of the Hypermarket Stores Director to:

(a)      Coordinate, supervise and manage the Company's Hypermarket Stores
         Chain;

(b) Present improvement and expansion proposals to the Company's Hypermarket Stores Chain;

(c) Establish and supervise the implementation of strategies and tactics for the stores' division, including Operations, Category Management and Marketing;

(d) Establish and supervise the development of policies and patterns for sales;

(e) Establish and supervise policies for relationship with clients, including pricing, promotions and promotional campaigns;

(f) Establish and supervise policies regarding sales targets, competitiveness policies, operation strategies and pricing;

(g) Ensure the exchange of information between the Commercial and Supply Chain areas and the management of the Company; and

(h) Create and send to the President & CEO, for process of approval, investment plans for the Company's banner.

ARTICLE 26 - It is the responsibility of the Supermarket Stores Director to:

(a)      Coordinate, supervise and manage the Company's Supermarket Stores
         Chain;

(b) Present improvement and expansion proposals in the Company's Supermarket Stores Chain;

(c) Establish and supervise the implementation of strategies and tactics for the stores' division, including Operations, Category Management and Marketing;

(d) Establish and supervise the development of policies and patterns for sales;

(e) Establish and supervise policies for relationship with clients, including pricing, promotions and promotional campaigns;

(f) Establish and supervise policies regarding sales targets, competitiveness policies, operation strategies and pricing;

(g) Ensure the exchange of information between the Commercial and Supply Chain areas and the management of the Company; and

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(h)      Create and send to the President & CEO, for process of approval, investment plans for the Company's banner.

ARTICLE 27 - It is the responsibility of the Commercial Director to:

(a)      Coordinate and supervise the products purchase process;

(b) Present proposals of commercial policy and new business and products guidelines, including combined products, as well as proposals of price policy;

(c) Promote negotiations with importers and new suppliers, searching for alternatives and providing technical support to their development;

(d)      Establish the Company's products' purchase policy;

(e) Contribute for the maximization of the revenues of the commercial area, in order to guarantee the competitiveness;

(f) Ensure the interaction with the Operational, Supply Chain and Marketing areas for joint decisions;

(g) Execute agreements and contracts with suppliers as to obtain greater spreads and bonuses; and

(h)      Contribute to the increase in sales.

ARTICLE 28 - It is the responsibility of the Supply-Chain Director to:

(a) Establish policies and strategies to receive, keep in warehouse and distribute goods to every store of the group;

(b) Ensure to the other departments of the company (Commercial, Marketing and Operational), the interface required to the achievement of the established goals;

(c) Ensure the technological development required to support all the logistic operations;

(d) Ensure the reduction on operating expenses, by means of defining rules and establishing policies for the deposits and for the rational use of transportation; and

(e)      Ensure the infrastructure bases required to the deposit operations.

ARTICLE 29 - It is the responsibility of the Managing Director to:

(a) Assist the President & CEO in the supervising, coordination, conduction and management of the Company activities and business and all duties to him attributed; and

(b) Coordinate, manage, conduct and supervise the administrative, legal, systems and accidents prevention/safety Company's departments.

ARTICLE 30 - It is the responsibility of the Financing and Controlling Director to:

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(a)      Coordinate, manage, conduct and supervise the financial, accounting and controlling departments of the Company; and

(b) Manage the Company's funds and investments, as well as representing the Company before the financial institutions.

ARTICLE 31 - It is the responsibility of the Investments and Construction Director to:

(a) Prepare and submit for the approval by the Executive Officers Committee the Company's investment plans and programs and those involving new business, as well as conduct and manage the same after their implementation;

(b) Coordinate, manage, conduct and supervise all projects and construction works of the Company; and

(c)      Coordinate, manage, conduct and supervise the Company's assets.

ARTICLE 32 - It is the responsibility of the Human Resources Director to:

(a) Coordinate, manage, conduct and supervise the entire human resources area of the Company;

(b) Establish the policies for the areas of Remuneration and Benefits, Personnel Development, Internal Communication, Hunting and Selection and other attributions related to Human Resources;

(c) Ensure the compliance with the law and with the internal routines of the Personnel Administration.

(d) Ensure the safety of the collaborators, clients and facilities of the Company;

(e) Ensure the application of the occupational health plans to all employees of the group; and

(f)      Ensure the compliance with the Code of Ethics of the Company.

ARTICLE 33 - It is the responsibility of the Financial Market Director to:

(a) Coordinate, manage, conduct and supervise the Company's efforts in the financial market relations, as well as act as its representative before the Brazilian Securities Commission (CVM), shareholders, investors, stock exchanges, the Brazilian Central Bank and other agencies related to the activities performed in money markets.

ARTICLE 34 - It is the responsibility of other directors to:

(a) carry out all acts necessary for daily Company activities, as long as these acts have been authorized by the President & CEO.

ARTICLE 35 - The Board of Directors or the Executive Officers Committee may establish additional functions, powers and duties for any of the officers and it shall be the responsibility of all officers to carry out such functions as have been determined by the two

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above bodies, in addition to their obligation to assist the President & CEO in all the tasks that the latter may assign to them.

ARTICLE 36 - The Company shall at all times be represented jointly by 2 (two) officers, of whom one must always be either the President & CEO, the Supermarket Stores Director or the Investments and Construction Director.

Paragraph 1 - With due observance to the provisions of the heading of this article, the Executive Officers shall represent the Company actively and passively, in and out of court, and in relation to third parties, carrying out and signing all acts that the Company requires.

Paragraph 2 - In the acts in which the Company appoints attorneys-in-fact, it shall be represented according to the heading of this article or by one of the officers mentioned in the heading, jointly with an attorney-in-fact appointed specifically for such purpose, and all powers-of-attorney shall be valid for a specific period of time, except in the case of those granted for judicial purposes, in addition to the powers granted which may cover any and all acts, including those related to banking operations.

Paragraph 3 - In the case of acts that entail any kind of acquisition, encumbrance or sale of fixed assets, the Company is required by law to be represented by the 3 (three) officers mentioned in the heading of this article, with due observance to the provisions of Article 18, item "p" of these By-laws.

Paragraph 4 - The Company shall be considered duly represented:

(a) jointly by two Directors in accordance with the heading and paragraphs 2 and 3 of this article;

(b) jointly by one of the Directors mentioned in the heading of this article and an attorney-in-fact, when so determined by the respective power of attorney and in accordance with the powers contained therein;

(c) jointly by two attorneys-in-fact when so determined by the respective power of attorney and in accordance with the powers contained therein;

(d) solely by an attorney-in-fact or Director, in specific cases, when so determined by the respective power of attorney and in accordance with the powers contained therein.

                                   CHAPTER V

                               ADVISORY COMMITTEE

ARTICLE 37 - The Company may have an Advisory Committee of a non-permanent nature, made up of no more than 13 (thirteen) members, who may or may not be shareholders, though they are to be appointed by the General Shareholders Meeting.

Paragraph 1 - The members of the Advisory Committee shall hold office for a term of 3 (three) years and may receive the remuneration/fees established by the General Shareholders Meeting.

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Paragraph 2 - When in existence, the Advisory Committee shall meet once every six months and extraordinarily whenever called by the Chairman of the Board of Directors.

Paragraph 3 - The notice of meeting of the Advisory Committee shall indicate the agenda as well as place, date and time of the meetings, and should be sent by mail or fax simile at least 5 (five) days prior to the meeting.

Paragraph 4 - The decisions made by the Advisory Committee shall be drawn up in a separate book that shall be signed by all those present at the meeting.

ARTICLE 38 - It shall be the responsibility of the Advisory Committee to:

(a) Recommend to the Board of Directors measures to be taken to ensure the preservation and development of Company business and activities; and

(b) Express their opinion on any matters submitted to them by the Board of Directors.

                                   CHAPTER VI

                                 AUDIT COMMITTEE

ARTICLE 39 - The Audit Committee shall exist on a non-permanent basis and shall be set up by the General Shareholders Meeting, which shall appoint its members whenever the case may be.

Sole Paragraph - The members of the Audit Committee and the alternates shall hold office until such time as the first General Shareholders Meeting takes place subsequent

ARTICLE 40 - The Audit Committee shall be made up of no less than 3 (three) and no more than 5 (five) effective members and an equal number of alternates, all of whom must be Brazilian residents and qualified from a legal standpoint, through they may or may not be shareholders.

ARTICLE 41 - Once set up, the Audit Committee shall have the powers and duties vested in it by law.

ARTICLE 42 - The remuneration of the Audit Committee members shall be established by that General Shareholders Meeting appointing them, with due heed being paid of the legal limit.

                                  CHAPTER VII

                     CORPORATE YEAR AND FINANCIAL STATEMENTS

ARTICLE 43 - The corporate year ends on December 31 of each year, as of which date the balance sheet and financial statements required by applicable current legislation are to be drawn up.

ARTICLE 44 - The Company may, at the discretion of the Executive Officers Committee, choose to draw up quarterly or semi-annual balance sheets.

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                                  CHAPTER VIII

                            ALLOCATION OF NET INCOME

ARTICLE 45 - After the balance sheet has been drawn up, the following rules shall be complied with for the purposes of allocation of net income:

I - Prior to any allocation of net income, the retained earnings (deficit) and accrued income tax shall be deducted from the results;

II - After deducting the portions described in item I above, the portion to be distributed in the form of employee profit sharing shall be deducted, as determined by the Board of Directors in compliance with the Profit Sharing Program and under the terms and within limits provided in items "k" and "l" of
Article 18 herein;

III - In due compliance with the terms and limits established in paragraphs of
Article 152 of Law No. 6404/76 and the limit established in item I of Article 18 herein, the portion to be allocated for the purpose of the profit sharing by executive officers shall be deducted, as determined by the Board of Directors in compliance with the Profit Sharing Program;

IV - The remaining net income shall be allocated in the following manner:

(a) 5% (five per cent) shall be allocated to the legal reserve until the limit of 20% (twenty per cent) of the Capital Stock has been attained;

(a) Other amounts shall be allocated to the contingency reserve, if so is decided by the General Shareholders Meeting;

(b) 25% (twenty five per cent) shall be allocated to the payment of mandatory dividends pursuant to paragraph 1 below, in accordance with the provisions contained in paragraphs 1 and 2 of Article 5 herein;

(c) Any net income not provisioned in the reserve described in paragraph 2 below and not allocated in accordance with the provisions of Article 196 of Law No. 6404/76 shall be distributed as additional dividends.

Paragraph 1 - Mandatory dividends shall be calculated and paid out in accordance with the following rules:

(a) The calculation basis for the dividends payable shall be net income for the year, less the amounts allocated to the legal reserve and the contingency reserves and plus the amount obtained from the reversal of the prior year's contingency reserve;

(b) Dividend payment calculated in accordance with the provisions of the prior item may be limited to that portion of net income for the year which has been realized pursuant to the law, provided that the difference is recorded in the financial statements as a revenue reserve;

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(c)      The profits registered in the non-realized profits reserves when accrued and if nor consumed by the losses in the subsequent fiscal years, shall be increased to the first declared dividends after its allocation.

Paragraph 2 - The Expansion Reserve is hereby created, the purpose of which shall be to ensure funds for financing additional investments in fixed assets and working capital and to which shall be allocated up to 100% of the remaining net income after the deductions established in items "a", "b" and "c" of item
IV. The total amount provisioned in such reserve shall nor exceed the value of the Company's Capital Stock.

Paragraph 3 - If duly authorized by the Board of Directors, the Company may elect to distribute intermediary dividends, ad referendum to the General Shareholders Meeting.

Paragraph 4 - The Company may elect to pay or credit interest on capital invested calculated on the basis of the Shareholders Equity accounts, pursuant to the legally determined rate and limits.

ARTICLE 46 - Amounts payable as dividends shall be made available to the shareholders within a maximum period of 60 (sixty) days as from the date of their allotment, and may be monetarily adjusted, if so determined by the Board of Directors, subject to the applicable legal provisions.

                                   CHAPTER IX

                                   LIQUIDATION

ARTICLE 47 - The Company shall be liquidated whenever legally called for and it shall be the responsibility of the General Shareholders Meeting to determine the form of liquidation, appoint the liquidator and the members of the Audit Committee that shall hold office for the period in which the liquidator takes place, in addition to establishing their remuneration.

                                   CHAPTER X

                                  FINAL CLAUSES

ARTICLE 48 - Events of default shall be settled in conformity with current applicable legislation.

ARTICLE 49 - This Corporate Charter shall come into effect as of the date of its approval by the General Shareholders Meeting.